Exhibit 2.1

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This Amendment (this “Amendment”), entered into and effective as of December 7, 2022, is made to that Agreement and Plan of Merger (as may be further amended, modified and restated, the “Merger Agreement”), dated as of August 3, 2022, by and among Colonnade Acquisition Corp. II, a Cayman Islands exempted company limited by shares (which shall migrate and domesticate as a Delaware corporation prior to the Closing) (“Acquiror”), Pasadena Merger Sub Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Acquiror (“Merger Sub”), and Plastiq Inc., a Delaware corporation (the “Company”). Each of the Company, Acquiror and Merger Sub shall individually be referred to herein as a “Party” and, collectively, the “Parties”. Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Merger Agreement.

W I T N E S S E T H:

WHEREAS, Section 11.11 (Amendments) of the Merger Agreement provides that the Merger Agreement may be amended or modified, in whole or in part, by the Parties only by a duly authorized agreement in writing approved by the respective board of directors of Acquiror and the Company and executed in the same manner as the Merger Agreement;

WHEREAS, the respective Board of Directors of Acquiror and the Company have approved this Amendment; and

WHEREAS, the Parties wish to amend the Merger Agreement on the terms set forth herein.

NOW, THEREFORE, in exchange for good and valuable consideration, the sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

1.	New Section 2.4(d). The following sub-section shall be added to Section 2.4 of the Merger Agreement:

(d)

“Not more than two (2) Business Days prior to the Closing Date, the Company shall deliver to the Acquiror a written statement setting forth the amount (the “Financing Agreement Amount”) of net proceeds received by the Company and/or its Subsidiaries under the Financing Agreement as of immediately prior to the Closing (which amount, for the avoidance of doubt, shall exclude $14,500,000, which is the amount of Indebtedness for borrowed money contemplated as of the date hereof).

2.	New Definition of Financing Agreement. The following definition shall be added to Section 1.1 of the Merger Agreement:

“Financing Agreement” means that certain financing agreement, dated as of November 14, 2022, by and among the Company, each subsidiary of the Company party thereto as a guarantor, the lenders party thereto and Blue Torch Finance LLC, as administrative agent and collateral agent, as may be amended, modified and restated.

3.	Amendment to the Definition of Base Purchase Price. The definition of “Base Purchase Price” in Section 1.1 of the Merger Agreement is hereby amended and restated in its entirety as follows:

“Base Purchase Price” means $400,000,000 minus the Financing Agreement Amount.

4.	Amendment to the Definition of Company Warrants. The definition of “Company Warrants” in Section 1.1 of the Merger Agreement is hereby amended and restated in its entirety as follows:

“Company Warrants” means the warrants of the Company to purchase capital stock of the Company, including, for the avoidance of doubt, the Warrants (as defined in the Financing Agreement).

5.	New Definition of Financing Agreement Amount. The following definition shall be added to Section 1.1 of the Merger Agreement:

“Financing Agreement Amount” has the meaning specified in Section 2.4(d).

6.

Effect of Amendment. Except as expressly amended by this Amendment, the terms and provisions of the Merger Agreement shall be in full force and effect. No reference to this Amendment need be made in any instrument or document making reference to the Merger Agreement. From and after the date hereof, references to “this Agreement” or Section 1.1 of the Merger Agreement, shall be deemed references to the Merger Agreement or Section 1.1, respectively, in each case as amended by this Amendment.

7.

Miscellaneous. The provisions of Article XI (Miscellaneous) of the Merger Agreement is hereby incorporated by reference and shall apply mutatis mutandis to this Amendment as if set forth at length herein, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby. For the avoidance of doubt, this Amendment and the Merger Agreement (which includes the Company Disclosure Letter, the Acquiror Disclosure Letter, the other schedules thereto and the exhibits thereto), as amended pursuant to this Amendment and the Transaction Agreements set forth the entire understanding of the Parties with respect to the Transactions. Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by the documents and agreements referred to in this section.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

ACQUIROR:

COLONNADE ACQUISITION CORP. II

By:	/s/ Remy W. Trafelet
Name: Remy W. Trafelet
Title: Chief Executive Officer

MERGER SUB:

PASADENA MERGER SUB INC.

By:	/s/ Remy W. Trafelet
Name: Remy W. Trafelet
Title: Chief Executive Officer

COMPANY:

PLASTIQ INC.

By:	/s/ Eliot L. Buchanan
Name: Eliot L. Buchanan
Title: Chief Executive Officer